Exhibit 99.1 NEWS RELEASE

March 13, 2020
Noble Midstream Partners Reduces Expected 2020 Capital by $75 Million
~35% reduction in 2020 organic capital on lower activity and sustainable capital efficiency gains
Houston, Texas - Noble Midstream Partners LP (NASDAQ: NBLX) (Noble Midstream or the Partnership) announced that the Partnership has reduced its 2020 organic capital guidance to a range of $120 to $150 million to reflect updated producer forecasts in the DJ and Delaware basins.
With increasing capital efficiency and a 2020 organic capital program focused mainly on well connections, Noble Midstream anticipates the additional capital savings will essentially offset the cash flow loss from reduced activity. Noble Midstream will continue to communicate with its customer base and is well positioned to further adjust its capital program. Noble Midstream will update detailed guidance for 2020 in association with its first quarter conference call.
“Following recent volatility and announced changes to customer activity plans, Noble Midstream has reduced its expected organic capital spend. We are also nearing full service on several pipeline investments, which are expected to contribute meaningfully to our 2020 EBITDA. Noble Midstream will prioritize free cash flow1 and protect our balance sheet in the current market environment” stated Brent Smolik, Chief Executive Officer of the General Partner of Noble Midstream.
About Noble Midstream
Noble Midstream is a growth-oriented master limited partnership formed by Noble Energy to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude

1 Free Cash Flow is defined as adjusted Net EBITDA less Maintenance, Growth Capital and Equity Investments oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.
Cautionary Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. For further discussion of risks and uncertainties, you should refer to those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership’s most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.
Contacts
Park Carrere
Investor Relations
(281) 872-3208
park.carrere@nblmidstream.com

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